MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St . #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

April 15, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	China Jo-Jo Drugstores, Inc. Commission File No. 000-53353

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of China Jo-Jo Drugstores, Inc. dated April 15, 2010, captioned “Changes in Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to Madsen & Associates CPA’s, Inc.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Madsen & Associates CPA’s, Inc.